EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-200422 and 333-280783) on Form S-3 and Registration Statement Nos. 333-144870, 333-176733, 333-183882, 333-205836, 333-219084, 333-259308, and 333-280392 on Form S-8 of our report dated April 10, 2024, except for Note 14, as to which the date is April 16, 2025, relating to the financial statements of Lakeland Industries, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Lakeland Industries, Inc. for the year ended January 31, 2025.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

April 16, 2025